Exhibit 3.6

VIVOS THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Vivos Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation, Amount and Par Value; Dividends.

1.1 Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares of Series B Preferred Stock so designated shall be up to One Million Two Hundred Thousand (1,200,000) (which shall not be subject to increase without the written consent of the holders of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) as provided for herein. Each share of Series B Preferred Stock shall have a par value of $0.0001 per share. The purchase price for each share of Series B Preferred Stock is Fifteen Dollars ($15.00) per share (the “Issue Price”), subject to adjustment for stock splits, stock dividends, recapitalizations, or similar transactions with respect to the Series B Preferred Stock.

1.2 Dividends. The Holders of Series B Preferred Stock are not entitled to any mandatory regular or accumulated dividend payments. Dividends (if any) will only be paid with the approval of and at the discretion of the Board on such terms as they may approve.

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2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of all other capital stock, including common stock (the “Common Stock”), except the holders of Series A Preferred Stock (as defined below) (which shall be senior in liquidation preference to the Series B Preferred Stock), by reason of their ownership thereof or indebtedness due to the Corporation’s affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended, each, an “Affiliate”), officers or family members, in an amount per share equal to the Issue Price (as adjusted for any stock splits) plus any dividends accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders (following payment of all amounts due and owing to the holders of Series A Preferred Stock) shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Subsection 2.1, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. In the case of a liquidation event other than an actual liquidation and dissolution of the Corporation, the Holders shall be entitled to receive for each share of Series B Preferred Stock held, the greater of: (i) the Issue Price, as adjusted for any stock splits, out of the proceeds of such liquidation, plus all accrued, but unpaid dividends, if any (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock immediately prior to the liquidation event at the then-applicable conversion rate; or (iii) the amount per share as would be payable pursuant to Section 5.1 hereof.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock, first to the holders of Series A Preferred Stock, and then to the holders of Series B Preferred Stock and the holders of the Common Stock, in each case pro rata based on the number of shares held by each such holders, treating for this purpose all such securities as if they had been converted to Common Stock (with the Series B Preferred Stock holders converting based on the Issue Price, as adjusted for splits) immediately prior to such liquidation, dissolution or winding up of the Corporation.

3. Voting.

3.1 No Voting Rights. Except as provided for in Section 3.2, the holders of Series B Preferred Stock shall have no voting or approval rights.

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3.2 Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) redeem any shares of Series B Preferred Stock; or

(b) amend, alter or repeal any provision of the Certificate of Incorporation or the bylaws of the Corporation (including the Certificate of Designations of the Series B Preferred Stock) that would materially and adversely impact the rights of the Holders; or

(c) establish any security that is senior in liquidation preference to the Series B Preferred Stock (except for the Series A Preferred Stock (as defined below)).

4. No Optional Conversion. The Holders shall not have the right to voluntarily convert their Series B Preferred Stock into shares of Common Stock.

5. Mandatory Conversion.

As used herein, the following capitalized terms shall have the following meanings:

“Company Sale” means any sale of a majority of the outstanding voting capital stock of the Company, or the merger of the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company, in each case in a single or series of related transactions.

“Dollar Value” means the U.S. dollar value of each share of Series B Preferred Stock determined by adding (i) the Issue Price for such share, as adjusted for any stock splits plus (ii) all accrued but unpaid dividends on such share, if any.

“Mandatory Conversion Time” means the date and time of closing of a Company Sale, Qualified Financing, or Qualified Public Offering as the case may be.

“Qualified Financing” means the first sale by the Company following the Issue Date of equity or equity-linked securities to investors for aggregate gross cash consideration to the Company of at least $15,000,000, other than in connection with a Qualified Public Offering.

“QPO Price” means the initial price per share of Common Stock sold in a Qualified Public Offering.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $10,000,000.00, following which shares of the Common Stock of the Corporation shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

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“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” means the outstanding Series A Preferred Stock of the Company.

5.1 Mandatory Conversion Upon a Company Sale. Immediately prior to the closing of a Company Sale (only if the same should occur prior to the Qualified Financing or Qualified Public Offering), all shares of Series B Preferred Stock will automatically be converted into a number of fully paid and non-assessable shares of Common Stock so that the Holders may participate in the Company Sale, with the number of shares of Common Stock to be received upon such conversion of each share of Series B Preferred Stock being determined by dividing (a) the face value of the Series B Preferred Stock held by (b) seventy five per cent (75%) of the price per share of the Company Sale price, provided however, that no conversion shall take place at a price lower than one dollar ($1.00) per share.

5.2 Mandatory Conversion Upon Qualified Financing. Upon the closing of the Qualified Financing (only if the same should occur prior to a Company Sale or Qualified Public Offering), the Dollar Value of each share of Series B Preferred Stock shall automatically be converted into that number or principal amount of the securities of the Company issued in the Qualified Financing (the “New Securities”) at a conversion price equal to seventy five percent (75%) of the price per share (or conversion price per share as the case may be) of New Securities paid by the investors in such Qualified Financing; provided however, that no conversion shall take place at a price lower than one dollar ($1.00) per share.

5.3 In any such conversion, each Holder shall be provided with all of the same rights, privileges and preferences (including contractual rights and protections such as pre-emptive rights, rights of first refusal, co-sale rights, information and registration rights) as are provided to the holders of the New Securities issued in such Qualified Financing. Each Holder, by its receipt of shares of Series B Preferred Stock (whether in physical or electronic form), acknowledges that the Qualified Financing may not occur on favorable terms or at all, and further acknowledges that neither the Company nor any agent or representative of the Company has made any representation, warranty or guarantee to Holder that any Qualified Financing shall be undertaken or consummated.

5.4 Mandatory Conversion Upon Qualified Public Offering. In connection with, and upon the closing of a Qualified Public Offering by the Corporation, all of the outstanding shares of Series B Preferred Stock (including any fraction of a share) held by Holders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares (including any fraction of a share) to be converted by the Dollar Value thereof, and then (ii) dividing the result by seventy five percent (75%) of the QPO Price. If a closing of a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock as of immediately prior to such closing.

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5.5 Procedural Requirements. All Holders of record of shares of Series B Preferred Stock shall be sent written notice of any mandatory conversion of the Series B Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each Holder of shares of Series B Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to this Section 5, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.5. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates in physical or electronic form for the number of full shares of Common Stock or New Securities (as the case may be) issuable on such conversion in accordance with the provisions hereof. Any fraction of a share of Common Stock or New Securities resulting from such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock so converted shall be rounded to the nearest whole share and issued to the holder in lieu of the issuance of any fraction of a share of Common Stock or New Securities or cash payment therefor. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly or eliminate the same.

5.6 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of the applicable securities upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of the applicable securities in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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5.7 Certain Adjustments. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, without also subdividing the Series B Preferred Stock into a proportionate larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares without also combining (including by way of a reverse stock split) outstanding shares of Series B Preferred Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the total number of shares of Common Stock issuable upon a mandatory conversion of the Series B Preferred Stock pursuant to this Section 5 shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5.7 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

6. No Redemption. The Series B Preferred Stock is not redeemable by the Corporation, and the Holders shall have no right to force redemption of the Series B Preferred Stock by the Corporation.

7. Miscellaneous.

7.1 Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, email transmission or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation.

7.2 Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

7.3 Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

7.4 Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its Chief Financial Officer and Secretary on August 7, 2020.

VIVOS THERAPEUTICS, INC.

By:
Name:	Brad Amman
Title:	Chief Financial Officer and Secretary

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